Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

Filed by the Registrant  [ ]
Filed by a party other than the Registrant [x]

Check the appropriate box:
[ ]       Preliminary Proxy Statement
[ ]       Confidential, for Use of the Commission Only (as
          permitted by Rule 14A-6 (e)(2))
[X]       Definitive Proxy Statement
[ ]       Deifinitive Additional Materials
[ ]       Soliciting Materials Pursuant to ss.240.14a-11c or
          SS.240.14a-12



                Warwick Valley Telephone Company
        (Name of Registrant as Specified In Its Charter)

                        Phillip Goldstein
   (Name of Person(s) Filing Proxy Statement if other then the
                           Registrant)


           60 Heritage Drive, Pleasantville, NY  10570
   (914) 747-5262 // Fax (914) 747-5258 // oplp@optonline.net

                              April 9, 2003

Dear Fellow Warwick Stockholder:

I am an investment advisor and a fellow shareholder of Warwick Valley Telephone Company ("Warwick"). I am writing to you because I think Warwick's shares could be worth substantially more than their current market value of about $77 per share. How much more? I think Warwick is worth at least $100 per share and possibly more than $125 per share. The question is how can shareholders realize this value?

In my opinion, Warwick's market price does not fully reflect its intrinsic value because shareholders have not been able to enjoy the full benefit of Warwick's investment in an extremely profitable cellular partnership managed by Verizon (the "Cellular Partnership"). Even though the Cellular Partnership is a purely passive investment, it is so profitable that in 2002 it generated 44% more income than all of Warwick's operating income combined! Furthermore, the income of the Cellular Partnership was up by 50% from 2001 while Warwick's operating income was down by 22%.

Not only is the Cellular Partnership very profitable, it is a cash machine that distributes the bulk of its income to Warwick and its other partners. Last year, for example, Warwick "earned" $7.6 million from the Cellular Partnership and received cash distributions of $6.0 million (or $3.33 per share). That is the good news. The bad news is that the distributions from the Cellular Partnership have not been entirely passed through to Warwick's shareholders. Instead, Warwick's managers invest much of the cash received from the Cellular Partnership in speculative projects like digital television, hoping to take market share from cable and satellite providers. In addition, Warwick has to pay a hefty 33% tax on any distributions that it receives from the Cellular Partnership before it can pay any of it out to shareholders as dividends.

In my opinion, Warwick is a classic example of an undervalued company that needs a catalyst to unlock its intrinsic value. Without a catalyst to bring out the value of its investment in the Cellular Partnership, I believe Warwick's stock price is likely to remain well below its intrinsic value. I am asking shareholders to sign the enclosed GREEN proxy card which is intended to serve as such a catalyst.

There are several ways to increase the value of our shares: (1) sell the company, (2) sell the company's investment in the Cellular Partnership, (3) spin off the company's investment in the Cellular Partnership to shareholders, and (4) register Warwick as an investment company. Let us consider each one.

  Sell the company - I believe Warwick would make an attractive acquisition for a number of large telephone companies. The days of the small independent telephone company are numbered. It is getting more and more difficult to compete with larger companies with greater resources, a lower cost structure and greater access to capital. While Warwick's managers acknowledge the trend toward consolidation in the local telephone business, they say that they intend to "continue to be fiercely independent." Toward that end, they are proposing to increase the number of unissued preferred shares from 2,500 to 10 million! These preferred shares could be used to deter an acquisition of Warwick at a significant premium to market - even if shareholders overwhelmingly favored it. That may be good for Warwick's managers who are looking to protect their jobs but it is bad for shareholders who want to maximize the value of their investment. Another concern about such a massive increase in the number of unissued preferred shares is that it could lead to a radical increase in the Company's financial leverage and hence much more financial risk for the Common shareholders. If you do not want Warwick to take on more risk or deter the possibility of a lucrative buyout offer, I strongly urge you to vote AGAINST Proposal IIC on the enclosed GREEN proxy card.

  Sell the company's investment in the Cellular Partnership - The Cellular Partnership generated income of $7.6 million for Warwick last year, up from $5.0 in 2001. Assuming a capitalization rate of 5% yields a value of $152 million for this investment. If it could be sold for even 75% of that amount and the after-tax proceeds were distributed to Warwick's shareholders, we could receive a distribution of more than $40 per share in cash and still hold shares in Warwick's operating businesses.

  Spin off the company's investment in the Cellular Partnership to shareholders - As I said, a big problem with the status quo is that shareholders are being taxed twice on the cash distributions from the Cellular Partnership to Warwick. I think it would be great if a spin-off of Warwick's investment in the Cellular Partnership could be accomplished so that shareholders could receive all of the cash distributions from the Cellular Partnership without being subjected to double taxation. When added to dividends from Warwick's operating earnings, the net result could be a doubling (or more) of our dividend income. Management has stated that a shareholder may present a non-binding proposal (Proposal III) to spin off Warwick's investment in the Cellular Partnership. If that happens, I intend to vote my shares for Proposal III and I urge you to do the same.

     WARNING - The Board of Directors will not permit a shareholder who returns their proxy card to vote his or her shares for Proposal III. Therefore, unless you return the enclosed GREEN proxy card (or attend the meeting in person), you will not be able to vote for Proposal III. If a proxy solicitor for management calls you, ask him why the Board does not want you to be able to vote on Proposal III.

  Register Warwick as an investment company -- Under the Investment Company Act of 1940 ("ICA"), a company that owns investment securities having a value exceeding 40% of the value of its total assets is required to register with the Securities and Exchange Commission ("SEC") as an investment company. Based on the income it generates, Warwick's interest in the Cellular Partnership alone appears to be worth significantly more than 40% of its total assets. Recently, Warwick attempted to convince the SEC to exempt it from registration as an investment company but aborted its efforts, saying only that it wasn't "necessary." In my opinion, the SEC probably discouraged the Company from continuing down that road because of the unrealistically low value Warwick's board of directors placed on its investment in Cellular Partnership
  - only $22.5 million. Does that seem like a reasonable valuation for a rapidly growing company that earned $7.6 million last year?

     If the SEC were to determine that Warwick is an investment company, it might file a lawsuit to compel it to register. Such a lawsuit could have an adverse effect on Warwick's stock price. Moreover, registering as an investment company would give shareholders additional protection from theft, self-dealing, fraud, excessive fees, excessive leverage and breach of fiduciary duty. For example, if a manager of an investment company commits a breach of fiduciary duty, the SEC can bring an enforcement action against him. If you have been reading the newspapers for the last year or two you will appreciate how important these protections can be to investors. For example, had Enron been registered as an investment company, its board of directors would have been required to regularly value all of its investments and the shenanigans with off-balance sheet entities that occurred there might not have been attempted.

     Another advantage of registering as an investment company is that Warwick's board of directors would be required to determine the fair value of every investment each quarter. If the board publicly disclosed that the fair value of the Cellular Partnership was closer to my estimate of $152 million than $22.5 million, that could have a very positive effect on Warwick's stock price.

We have an opportunity right now to begin to increase stockholder value. If you believe Warwick's shares are undervalued and want to see a higher price you have two choices. You can hope that management's speculative growth plans work out. Or, you can send a message to the board of directors that you want to benefit more from the intrinsic value of the Company, especially from its investment in the Cellular Partnership. If you agree that the latter option is more likely to maximize stockholder value than keeping the status quo, please sign and return the enclosed GREEN proxy card today.

If you have any questions, please call me at (914) 747-5262 or e-mail me at oplp@optonline.net.

                                   Very truly yours,


                                   Phillip Goldstein

PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF
          DIRECTORS OF WARWICK VALLEY TELEPHONE COMPANY

  ANNUAL MEETING OF STOCKHOLDERS (To be held on April 25, 2003)

My name is Phillip Goldstein. I am a common shareholder of Warwick Valley Telephone Company, Inc. (the "Company") and an investment advisor. I am sending this proxy statement and the enclosed GREEN proxy card to all stockholders of record on March 18, 2003 (the "Record Date") of the Company. I am soliciting a proxy to vote your shares at the 2003 Annual Meeting of Stockholders of the Company (the "Meeting") and at any and all adjournments or postponements of the Meeting. Please refer to the Company's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders including the election of directors.

This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Company on or about April 9, 2003.

                          INTRODUCTION

The following are the matters that the Company has stated may be voted upon at the meeting:

I. The election of three persons to serve as directors until 2006.

IA. To fix the number of directors at nine.

The following amendments to the Company's Certificate of
Incorporation:

IIA. To increase the number of authorized common shares and change from no-par to $0.01 par.

IIB. To effect a 3-for-1 split of the common shares

IIC. To increase the number of authorized unissued preferred shares from 2,500 to 10,00,000, change the par value of unissued preferred shares and allow the board of directors to issue additional preferred stock for the purpose of deterring an acquisition of the Company.

IID. To revise the Company's purpose clause.

IIE. To change the number of directors.

IIF. To give the board of directors the ability to remove directors for cause.

IIG. To delete obsolete provisions from the Company's Certificate of Incorporation.

III. If presented, a shareholder proposal recommending that the
Company spin off its interest in the Orange     County-
Poughkeepsie Cellular Partnership.

IV. My proposal recommending that the Company register with the Securities and Exchange Commission as an investment company.

With respect to these matters, I am soliciting a proxy to vote your shares FOR the election of one nominee, FOR Proposals III and IV and AGAINST Proposal IIC. I am making no recommendation with respect to the remaining proposals.

How Proxies Will Be Voted

All of the proposals scheduled by the Company to be voted upon at the meeting are included on the enclosed GREEN proxy card. If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of my nominee to the Board, FOR Proposal IV, AGAINST Proposal IIC and will ABSTAIN on the remaining proposals. If you return a GREEN proxy card, you will be granting the proxy holder(s) discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting including matters relating to the conduct of the meeting.

Voting Requirements

I do not intend to propose an adjournment of the meeting. If an adjournment is proposed, the proxy holder(s) will vote for or against such adjournment in their discretion. Please refer to the Company's proxy statement for the quorum requirements and the voting requirements for each proposal it will present. The Company has stated that none of Proposals IIA, B or C will be adopted unless all of them are approved by shareholders. Proposals III and IV each require a majority of the votes cast for approval.

Revocation of Proxies

You may revoke any proxy prior to its exercise by (i) delivering a written revocation of your proxy to any person who will present it at the meeting; (ii) executing and delivering a later dated proxy to me or to the Company or to our respective agents; or
(iii) voting in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

I, Phillip Goldstein, am the Soliciting Shareholder. My address is 60 Heritage Drive, Pleasantville, NY 10570. I am an investment manager who presently manages investment portfolios with assets in excess of $75 million. Since December 1, 1992, I have been the president and 50% shareholder of Kimball & Winthrop, Inc., the general partner of Opportunity Partners L.P., a private investment partnership. I am also the portfolio manager of Opportunity Partners. Since 1996, I have taken an active role in urging the management of other companies to take various actions that I believe would benefit those companies and their shareholders. My actions have included discussions with management, submitting shareholder proposals, conducting a proxy contest and filing a lawsuit alleging breach of fiduciary duty.

I am deemed to be the beneficial owner of 42,660 shares of Common Stock owned by my clients and me including 23,357 shares owned by Opportunity Partners and 1,000 shares owned jointly by my wife and me. All of our purchases of Common Stock have been within the past two years. There have been no sales of Common Stock.

                  REASONS FOR THE SOLICITATION

For the reasons stated below, I believe that (1) the Company should register with the Securities and Exchange Commission ("SEC") as an investment company (Proposal IV), and (2) shareholders should not approve management's proposal for a massive increase in the number of authorized preferred shares (Proposal IIC). Therefore, I am soliciting proxies for Proposal IV and against Proposal IIC and to elect a director who supports these objectives.

                PROPOSAL 1: ELECTION OF DIRECTORS

At the meeting, I will nominate the following person for election as a director for a term expiring in 2006.

Gerald Hellerman (Age 65), 10965 Eight Bells Lane, Columbia, MD
21044

Gerald Hellerman, 65, has been the principal of Hellerman Associates, a financial and corporate consulting firm since he founded the firm in 1993. Present clients of Hellerman Associates include the U.S. Department of Justice, and the National Oceanic and Atmospheric Administration, a unit of the U.S. Department of Commerce. Mr. Hellerman has served as a trustee or director of Third Avenue Value
Trust from 1993 until 2002, and trustee of Third Avenue Variable Series Trust from 1999 until 2002. Mr. Hellerman is a director and president of The Mexico Equity and Income Fund, a position he has held since 2001. He also serves as a director of Innovative Clinical Solutions, Inc., and Frank's Nursery & Crafts, Inc. During March 2003 he was elected a director and chairman of the board of meVC Draper Fisher Jurvetson Fund I, Inc., and a director of Brantley Capital Corporation. During the past five years, he also served as a director of Clemente Global Growth Fund, Inc.

Mr. Hellerman does not own any shares and he does not have any arrangement or understanding with any person with respect to any future employment by the Company or by any affiliate of the Company.

The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote IN FAVOR of the election of Mr. Hellerman who has consented to stand for election and to serve if elected. If Mr. Hellerman is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the proxy holder(s). In addition, I intend to vote all Green proxies for the election of Robert J. DeValentino and M. Lynn Pike, who are management's nominees unless you indicate that you wish to withhold authority to vote for either or both of them. I have not requested permission to name Mr. DeValentino or Mr. Pike in my proxy materials nor have they granted me such permission. I do not intend to vote any proxies for any other management nominee. You should refer to management's proxy statement for information regarding the qualifications and background of its nominees. There is no assurance that any of management's nominees will serve as directors if any of my nominees are elected.

                          PROPOSAL IIC

Approval of this proposal would authorize an increase in the number of unissued preferred shares from 2,500 to 10,000,000, change the par value of unissued preferred shares and allow the board of directors to issue additional preferred stock for the purpose of deterring an acquisition of the Company. I am opposed to this proposal for two reasons: (1) It could lead to a dramatic increase in the Company's financial leverage and consequently the financial risk to the Company's Common shareholders; and (2) If an offer for the Common shares is made by a third party at a price much higher than the market price and the Common shareholders wish to accept it, the board of directors, who may be concerned about losing their positions, could issue preferred stock to prevent the offer from being consummated. In the absence of contrary instructions, the proxy holder(s) will vote your shares AGAINST this proposal. The Company has stated that none of Proposals IIA, B or C will be adopted unless all of them are approved by shareholders.

                          PROPOSAL III

The Company has stated that a shareholder may present a non-binding proposal recommending that the Company spin off its interest in the Orange County-Poughkeepsie Cellular Partnership (the "OCP Partnership"). I favor this proposal because: (1) it would allow stockholders to get the full benefit of the income distributed by the OCP Partnership in an efficient manner and without the double taxation to which they are now subjected, and
(2) it will virtually eliminate the possibility that the SEC will sue the Company to compel it to register as an investment company. However, you should make up your own mind. In the absence of contrary instructions, the proxies will vote your shares TO ABSTAIN on this proposal if it is presented.

                           PROPOSAL IV

I intend to introduce a non-binding proposal recommending that the Company register with the Securities and Exchange Commission as an investment company. Under the Investment Company Act of 1940 ("ICA"), a company that owns investment securities having a value exceeding 40% of the value of its total assets is an investment company and is required to register with the Securities and Exchange Commission ("SEC") as an investment company. The Company's interest in the Orange County-Poughkeepsie Cellular Partnership alone appears to be worth significantly more than 40% of its total assets because of the income it is currently generating. In 2002, approximately 60% of the Company's income came from its investment in the Cellular Partnership. Therefore, it is very likely that the Company is an investment company and as such, is required to register with the SEC. The Company attempted to convince the SEC to exempt it from registration as an investment company but aborted its efforts to do, saying only that it wasn't "necessary." In my opinion, the real reason was probably that the SEC discouraged the Company from continuing down that road. If the SEC were to determine that the Company is an investment company, it could file a lawsuit to compel it to register. Such a lawsuit could have an adverse effect on the company's stock price. Moreover, registering as an investment company will result in special protection for the Company's shareholders to protect them from theft, self-dealing, fraud, excessive fees, excessive leverage and breach of fiduciary duty. If you have been reading the newspapers for the last year or two you will appreciate how important these protections can be to investors. For example, had Enron been registered as an investment company, its board of directors would have been required to regularly value all of its investments and the shenanigans that occurred might not have been attempted. I know of no undue hardship that the Company would incur if it registered as an investment company. In the absence of contrary instructions, the proxy holder(s) will vote your shares FOR this proposal.

                        THE SOLICITATION

I am making this solicitation personally. However, the following persons may be deemed to be "participants" in this solicitation:
Kimball & Winthrop, Opportunity Partners, Andrew Dakos, an investment advisor who is deemed to beneficially own 1,800 shares on behalf of clients and Lawrence J. Goldstein, an investment advisor not related to me who is deemed to beneficially own 39,700 shares on behalf of clients. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Company. Shareholders will not be asked to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. I estimate that my expenses will be about $6,000. As of April 9, 2003, my expenses have been approximately $4,000.

There is no arrangement or understanding involving me or any affiliate of mine that relates to future employment by the Company or any future transaction with the Company.

                      ADDITIONAL PROPOSALS

I know of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Company's proxy statement. Unless instructed otherwise, if any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: April 9, 2003














                           PROXY CARD

   PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF
 WARWICK VALLEY TELEPHONE COMPANY, INC. BY PHILLIP GOLDSTEIN FOR
      THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25, 2003

The undersigned hereby appoints Andrew Dakos and Phillip Goldstein, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Warwick Valley Telephone Company, Inc. at 2:00 p.m. on April 25, 2003, (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS: Mark votes by placing an "x" in the appropriate
[]).

I. ELECTION OF THREE DIRECTORS

[ ] FOR GERALD HELLERMAN                 [ ] WITHHOLD AUTHORITY

Note: It is intended that this proxy will be voted for the election of Robert J. DeValentino and M. Lynn Pike, management's nominees (in addition to Mr. Hellerman) unless you indicate that you wish to withhold authority to vote for either or both of them by crossing out their name(s) in this sentence. Permission has not been requested to name Mr. DeValentino or Mr. Pike in the accompanying proxy materials nor have they granted such permission. There is no intention to vote this proxy for any other management nominee. Please refer to management's proxy statement for information regarding the qualifications and background of its nominees. There is no assurance that any of management's nominees will serve as directors if Mr. Hellerman is elected.

IA. TO FIX THE NUMBER OF DIRECTORS AT NINE.

FOR [ ]             AGAINST [ ]                   ABSTAIN [ ]

TO CONSIDER THE FOLLOWING AMENDMENTS TO THE COMPANY'S CERTIFICATE
OF INCORPORATION:

IIA. TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES AND
CHANGE FROM NO-PAR TO $0.01 PAR.

FOR [ ]             AGAINST [ ]                   ABSTAIN [ ]

IIB. TO EFFECT A 3-FOR-1 SPLIT OF THE COMMON SHARES.

FOR [ ]             AGAINST [ ]                   ABSTAIN [ ]

IIC. TO INCREASE THE NUMBER OF AUTHORIZED UNISSUED PREFERRED SHARES FROM 2,500 to 10,000,000, CHANGE THE PAR VALUE OF UNISSUED SHARES AND ALLOW THE BOARD OF DIRECTORS TO ISSUE ADDITIONAL PREFERRED STOCK FOR THE PURPOSE OF DETERRING AN ACQUISITION OF THE COMPANY.

FOR [ ]             AGAINST [ ]                   ABSTAIN [ ]

IID. TO REVISE THE COMPANY'S PURPOSE CLAUSE.

FOR [ ]             AGAINST [ ]                   ABSTAIN [ ]

IIE. TO CHANGE THE NUMBER OF DIRECTORS.

FOR [ ]             AGAINST [ ]                   ABSTAIN [ ]

IIF. TO GIVE THE BOARD OF DIRECTORS THE ABILITY TO REMOVE
DIRECTORS FOR CAUSE.

FOR [ ]             AGAINST [ ]                   ABSTAIN [ ]

IIG. TO DELETE OBSOLETE PROVISIONS FROM THE CERTIFICATE OF
INCORPORATION.

FOR [ ]             AGAINST [ ]                   ABSTAIN [ ]

III. TO RECOMMEND THAT THE COMPANY SPIN OFF ITS INTEREST IN THE
ORANGE COUNTY-POUGHKEEPSIE CELLULAR PARTNERSHIP.

FOR [ ]             AGAINST [ ]                   ABSTAIN [ ]

IV. TO RECOMMEND THAT THE COMPANY REGISTER WITH THE SECURITIES
AND EXCHANGE COMMISSION AS AN INVESTMENT COMPANY.

FOR [ ]             AGAINST [ ]                   ABSTAIN [ ]


Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominee named above in Proposals I, FOR Proposal IV, AGAINST Proposal IIC and will ABSTAIN on the remaining proposals. The undersigned hereby acknowledges receipt of the proxy statement dated April 9, 2003 of Phillip Goldstein and revokes any proxy previously executed. (Important - Please be sure to enter date.)

..

 SIGNATURE(S)__________________________Dated: _______________